
     As filed with the Securities and Exchange Commission on November 30, 1999
                           Registration No. 333 -
-------------------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           NETSMART TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                  13-3680154
(State or other jurisdiction                (I.R.S. Employer Identification No.)
  of incorporation or organization)

                   146 Nassau Avenue, Islip, New York, 11751, (631) 968-2000
  (Address, including zip code, and telephone number of registrant's principal executive offices)

                             Asher S. Levitsky P.C.
                        Esanu Katsky Korins & Siger, LLP
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
           Mr. James L. Conway, President and Chief Executive Officer
                           Netsmart Technologies, Inc.
                                146 Nassau Avenue
                              Islip, New York 11751
                                 (516) 968-2000
                               Fax: (516) 968-2123
Approximate date of commencement of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered of this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                           Proposed         Proposed
Title of securities                         maximum          maximum
       to be           Amount to be     offering price      aggregate           Amount of
    registered          registered         per unit(1)   offering price(1)   registration fee
---------------------------------------------------------------------------------------------
Common Stock, par     856,026 shares(2)     $9.03         $7,729,932.80         $2,148.92
value $.01 per share
----------
(1)      Estimated solely for the purpose of calculating the  registration  fee, in  accordance  with Rule 457(c) under the  Securities  Act of 1933, as amended,  on the basis of the average  exercise price of warrants.  All shares of common stock are issuable pursuant to the warrants.


(2) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may be required pursuant to the antidilution provisions of the warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                                 856,026 Shares
                           NETSMART TECHNOLOGIES, INC.
                                  Common Stock

                   Nasdaq SmallCap Market Trading Symbol: NTST

         The selling stockholders may sell up to 856,026 shares of common stock from time to time. These selling stockholders may sell their shares

         *        On the Nasdaq SmallCap Market.
         * To a broker-dealer, including a market maker, who purchases the shares for its own account.
         *        In private transactions or by gift.

The selling stockholders may also:

         * pledge their shares from time to time, and the lender may sell the shares upon foreclosure.
         * sell their warrants in a private transaction or transfer them as a gift, and the purchasers of the warrants may exercise the warrants and sell the underlying shares of common stock.

         The shares are being offered by the selling stockholders and are issuable upon exercise of outstanding warrants held by the selling stockholders. We will only receive proceed from the exercise of the warrants. We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $10,000.

                                ---------------

Investing in shares of our common stock involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 3.

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is November 30, 1999

                              AVAILABLE INFORMATION

         We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the EDGAR system. You may read and copy any material we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issues that file electronically with the SEC. The address of such site is http//www.sec.gov.

         We have filed a registration statement with the SEC relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the SEC's Public Reference Room or its Internet site.

         We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We  have  filed  the   following   documents   with  the  SEC.  We  are
incorporating these documents in this Prospectus, and they are a part of this Prospectus.

         (1) Our Annual Report on Form 10-K for the year ended December 31, 1998, which we amended by three amendments on Form 10-K/A;

         (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

         (3)      Our Proxy Statement for our 1999 Annual Meeting of
                  Stockholders;

         (4) Our Current Report on Form 8-K, dated March 25, 1999, which we filed with the SEC on March 30, 1999; and

         (5) Our registration statement on Form 8-A, which became effective on August 13, 1996.

         We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part this Prospectus from the date we file the documents with the SEC.

         If we file with the SEC any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the SEC.

         We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Anthony F. Grisanti, Chief Financial Officer, Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751, telephone (516) 968-2000, if you wish to receive any of such material.

                                  RISK FACTORS

         This prospectus contains statements that plan or anticipate the future. Forward-looking statements include statements about our future business plans and strategies and the market for our products and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate" and similar words. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied, including, but not limited to, those identified under "Risk Factors" in this prospectus and in our Form 10-K for 1998, those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for 1998 and our Form 10-Q for the quarter ended September 30, 1999, and those described and in any other filings which are incorporated by reference in this prospectus, as well as general economic conditions.

         An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

         We require additional  capital.
         ------------------------------
         We had working capital of $1.4 million at September 30, 1999. Our cash position decreased from $199,000 at December 31, 1998 to $80,000 at September 30, 1999. We require substantial additional capital in order to expand and develop our business and perform our obligations under our agreements and purchase orders. We have no commitments from any person to provide us with any such capital. Our business may suffer significantly if we do not obtain the capital when it is required.

         We are  dependent  upon  government  contracts.
         ----------------------------------------------
         We market our health information systems principally to behavioral health care facilities, many of which are operated by government entities and include entitlement programs. During 1998, we generated 52% of our revenue from contracts with government agencies, as compared with 35% in 1997 and 31% in 1996. Government agencies generally have the right to cancel contracts at their convenience.

         Our  business is subject to the effect of  technological  advances  and
         -----------------------------------------------------------------------
         possible product obsolescence.
         -----------------------------
         Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business requires us to take advantage of recent advances in software, computer and communications technology. This technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. Our inability to use new technology would have a significant adverse effect upon our business.

         Our industry is highly competitive.
         ----------------------------------
 Our customers in the human services market include entitlement programs, managed care organizations, specialty care facilities and other major information technology users which have a need for access to information over a distributed data network. The software industry in general, and the health information software business in particular, are highly competitive. Other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors.

         The health information systems business is served by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than we have, and we may not be able to compete effectively with such companies. We believe that price competition is a significant factor in our ability to market our health information systems and services.

         We depend on our management.
         ---------------------------
Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, president and chief executive officer, Anthony F. Grisanti, chief financial officer, John F. Philips, vice president -- marketing, and Gerald O. Koop, vice president of the Company and chief executive officer of our operating subsidiary, Creative Socio-Medics Corp. We have employment agreements with Messrs. Conway, Grisanti, Phillips and Koop. Our business may be adversely affected if any of our key management personnel or other key employees left our employ.

         We lack patent  protection.
         --------------------------
         We have no patent or copyright protection for our proprietary software.

         We are subject to the effect of government  regulations  of health care
         -----------------------------------------------------------------------
         industry.
         --------
         We derive substantially all of our revenue from our health information systems and services. The federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers, particularly those operated by state agencies. We cannot predict the effect on our business of future regulations by governments and payment practices by government agencies. Furthermore, changes in state regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, we may lose business if government agencies reduce funding for entitlement programs.


         We may not be able to carry out our growth  strategy  if we cannot make
         -----------------------------------------------------------------------
         future  acquisitions.
         --------------------
         An  important  part of our  strategy  is to grow  through acquisitions of other businesses that are related to our current business.  Such acquisitions may be made with cash or our  securities or a combination  of cash and securities.  To the extent that we require cash, we may have to borrow the funds or issue equity.  We have no commitments  from any financing source and we may not be able to raise any cash  necessary to complete an  acquisition.  If we fail to make any acquisitions, our future growth may be limited.

         Acquisitions may disrupt or have a negative impact on our business.
         ------------------------------------------------------------------
         If we  make  acquisitions,  we  could  have  difficulty  integrating the  acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired  business  may not be willing to work for us. We cannot  predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition,  the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.

         We do not anticipate paying dividends on our common stock.
         ---------------------------------------------------------
         We presently intend to retain future  earnings,  if any, in order to provide funds for use in the  operation  and  expansion  of  our  business  and, accordingly,  we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

         The  rights of the  holders  of common  stock  may be  impaired  by the
         -----------------------------------------------------------------------
potential  issuance of preferred stock.
--------------------------------------
         Our certificate of incorporation gives our board of directors the right to create new series of preferred  stock.  As a result,  the  board of directors may,  without  stockholder  approval,  issue Preferred Stock with voting, dividend,  conversion,  liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock.  The preferred  stock,  which could be issued with the right to more than one vote per share,  could be  utilized  as a method of  discouraging, delaying or preventing  a change of control.  The  possible  impact on takeover attempts could adversely affect the price of our common stock.  Although we have no present  intention to issue any  additional  shares of preferred  stock or to create any series of preferred stock, we may issue such shares in the future. If we issue  preferred  stock in a manner  which  dilutes the voting  rights of the holders of the common stock,  our listing on The Nasdaq  SmallCap  Market may be impaired.

         Shares may be issued  pursuant to options.
         -----------------------------------------
         We may issue stock upon the exercise  of options to  purchase up to an aggregate  299,192  shares of common stock pursuant to our long-term  incentive plans.  In November 1998, we amended one of our plans to increase the number of shares of common stock subject to the plans by 500,000  and we granted  options for all of those  shares,  subject to stockholder approval of the amendment to the plan.

                                 USE OF PROCEEDS

         The Company intends to utilize any net proceeds received from the exercise of the warrants for working capital and other corporate purposes. Since there is no assurance that any warrants will be exercised. We believe that the net proceeds are likely to range from zero to approximately $3.1 million. This estimate assumes that warrants to purchase 488,563 shares at $12.00 per share, which expire on December 31, 1999, expire unexercised.

         If  any  warrants  are  exercised,   our  management  will  have  broad
discretion  to  determine  the use the  proceeds.  In the event that the Company determines that it is unable to develop a profitable  business,  the Company may use the proceeds  from this  Offering to engage in other  unrelated  businesses, although it has no such intention at this time.

                              SELLING STOCKHOLDERS

         The   following   table  sets  forth  (i)  the  name  of  each  selling
stockholder,  (ii)  the  nature  of  any  position,  office  or  other  material relationship, if any, which each selling stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of
Common Stock owned by each selling  stockholder prior to the offering,  (iv) the number of shares of Common Stock offered for each selling  stockholder's account and (v) the percentage owned by each selling stockholder after completion of the offering.


                             Number             Number of
                           of Shares          Shares Offered         Number of        Percentage
                          Owned Prior         For Account of        Shares Owned         Owned
Selling Stockholder       to Offering(1)   Selling Stockholder(2)   After Offering   After Offering
-------------------       -------------    ---------------------    --------------   --------------
Lewis S. Schiller(3)         105,553              105,553                   0                  --
Storm R. Morgan(4)            88,166               87,500                 666                   *
Barbara Dyson                  1,916                1,916                   0                  --
Kennan Kroll                   1,000                1,000                   0                  --
Mike Libbee and Cindy Libbee  10,555               10,555                   0                  --


                                      - 4 -


                            Number             Number of
                           of Shares          Shares Offered         Number of        Percentage
                          Owned Prior         For Account of        Shares Owned         Owned
Selling Stockholder       to Offering(1)   Selling Stockholder(2)   After Offering   After Offering
-------------------       -------------    ---------------------    --------------   --------------
Raj R. Doodnauth               6,749                6,749                   0                  --
William Giblin                 1,916                1,916                   0                  --
Bettyjean Kroll                2,166                2,166                   0                  --
James L. Conway(5)           199,582               51,333             124,333                4.1%
Geraldine Conway(5)          199,582               23,916             124,333                4.1%
James L. Conway, Jr.           5,000                5,000                  --                  --
Teresa Conway McTigue          5,000                5,000                  --                  --
Joanna Flecken                 1,666                1,666                  --                  --
John Avena                     1,196                  666                 530                   *
Leonard M. Luttinger(6)       52,083               52,083                  --                  --
Thomas L. Evans               12,500               12,500                  --                  --
Joel Brown                    38,888               38,888                  --                  --
E. Gerald Kay(7)              38,888               38,888                  --                  --
DLB, Inc.                     41,319               41,319                  --                  --
Norman Hoskin(7)              19,444               19,444                  --                  --
Martin Hodas                  35,444               19,444              16,000                   *
Grazyna B. Wnuk               19,444               19,444                  --                  --
Ronald Feldstein              14,166               14,166                  --                  --
Elliot Davis, Inc.            14,166               14,166                  --                  --
Harold Halperin                  833                  833                  --                  --
Saggi Capital Corp.           78,958               78,958                  --                  --
SMACS Holdings, Inc.          38,541               38,541                  --                  --
Bridge Ventures, Inc.         40,416               40,416                  --                  --
Henry Uffmann                  2,333                2,000                 333                   *
Dominick & Dominick LLC(8)   100,000              100,000                  --                  --
Emerging Technology
  Ventures, Inc.(9)           20,000               20,000                  --                  --

----------
*        Less than 1%.

(1) Includes with respect to each person named, the shares of common stock issuable upon exercise of the warrants held by such person. The number of shares issuable upon exercise of the warrants is the number of shares listed in the column headed "Number of Shares Offered For
         Account of Selling Stockholder."

(2) The shares of common stock being sold pursuant to this prospectus are issuable upon the exercise of warrants. Except for the warrants issued or issuable to Dominick & Dominick LLC and Emerging Technology
         Ventures, Inc., which are described in notes 8 and 9 to this table, the warrants expire on December 31, 1999 and are exercisable at $6.00 per share, as to 287,491 shares, and $12.00 per share, as to 448,535 shares.

(3) Mr. Schiller was our chairman of the board and chief executive prior to April 1998. In connection with his resignation, we exchanged general releases with Mr. Schiller.

(4) Mr. Morgan was a director from 1996 until June 1998. We has an informal consulting agreement with SMI, Inc., a corporation of which Mr. Morgan was the sole stockholder and an officer and director. In June 1998, we sold our CarteSmart business to a corporation formed by Mr. Morgan and Mr. Leonard M. Luttinger.

(5) Mr. Conway has been our president and a director since January 1996 and our chief executive officer since April 1998. From 1993 until April
         1998, he was president of S-Tech, which, until April 1998, was a wholly-owned subsidiary of Sagemark Companies Ltd. Shares owned by Mr.
         Conway and Geraldine Conway, Mr. Conway's wife, include (a) 70,000 shares of Common Stock issuable upon exercise of options owned by Mr.
         Conway, (b) 51,333 shares of common stock issuable upon exercise of the warrants held by Mr. Conway, and (c) 23,916 shares of common stock issuable upon exercise of warrants held by Mrs. Conway. Mr. and Mrs.
         Conway each disclaims beneficial interest in the securities owned by the other. Shares included under the heading "Number of Shares Offered for the Account of Selling Stockholder" include only the shares held by Mr. or Mrs. Conway, as the case may be.

                                      - 5 -

(6) Mr. Luttinger was a director and executive officer until June 1998. In June 1998, we sold our CarteSmart business to a corporation formed by Mr. Luttinger and Mr. Storm R. Morgan.

(7) Messrs. Kay and Hoskin were members of our board of directors prior to April 1998. In connection with their resignation we exchanged general releases with them.

(8) Represents shares of common stock issuable upon exercise of warrants issued or issuable to Dominick & Dominick LLC pursuant to an agreement with us. The warrants are issuable in installments and are exercisable at $5.45 per share until October 4, 2004. The shares owned by Dominick & Dominick LLC do not include any shares which that firm may own in its capacity as a market maker. See "Plan of Distribution."

(9) Represents shares of common stock issuable upon exercise of warrants issued or issuable to Emerging Technology Ventures, Inc. pursuant to an agreement with us. The warrants are issuable in installments and are exercisable at $4.20 per share until October 4, 2004.


                              PLAN OF DISTRIBUTION

         The selling stockholders named under the caption "Selling Stockholders" may sell up to 856,026 shares of common stock from time to time. These selling stockholders may sell their shares

         *        On the Nasdaq SmallCap Market.
         * To a broker-dealer, including a market maker, who purchases the shares for its own account.
         *        In private transactions or by gift.

         The selling stockholders may also:

         * pledge their shares from time to time, and the lender may sell the shares upon foreclosure.
         * sell their warrants in a private transaction or transfer them as a gift, and the purchasers of the warrants may exercise the warrants and sell the underlying shares of common stock.

         The shares of common stock offered by the selling stockholders are issuable upon exercise of warrants held by the selling stockholders. None of such warrants have been exercised as of the date of this prospectus.

         The selling stockholders may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to the purchasers or they may use brokers. If they use a broker, the selling stockholders may pay a brokerage fee or commission or they may sell the shares to the broker at a discount from the market price. The purchasers of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any of the selling stockholders for the sale of any of their shares.

         The selling stockholders and broker-dealers, if any, acting in connection with sales by the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         Dominick & Dominick LLC, one of the selling stockholders, is a registered broker-dealer and presently makes a market in our stock. This firm may continue to make a market in our stock. However, as long as a distribution is taking place and to the extent that Dominick & Dominick continues to make a market in our stock, Dominick & Dominick will designate itself as a "passive market maker" under Regulation M of the Exchange Act and will limit its market making activities in accordance with applicable regulations.

         We have advised the selling stockholders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the selling stockholders with a copy of Regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by our counsel, Esanu Katsky Korins & Siger, LLP. An attorney who is of counsel at such firm and the defined benefit plan for such attorney own a total of 4,000 shares of common stock.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Richard A. Eisner & Company, LLP , independent certified public accountants, and Moore Stephens, P.C., independent certified public accountants, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving such reports.

                                     PART II

               INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         The Registrant estimates that the legal, accounting and filing fees relating to this Registration Statement will be approximately $10,000.

Item 15. Indemnification of Officers and Directors.
         -----------------------------------------
         Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         Article   EIGHTH  of  the   Registrant's   Restated   Certificate   of
Incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporaiton Law.

         We also maintain directors and officers liability insurance. This insurance covers any person who has been or is an officer or director of us or any of our subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits
         --------
          5.1     Opinion of Esanu Katsky Korins & Siger, LLP.(1)
         23.1     Consent of Richard A. Eisner & Company, LLP (Page II-5)
         23.2     Consent of Moore Stephens, P.C. (Page II-6)
         23.3     Consent of Esanu Katsky Korins & Siger, LLP (contained in
                  Exhibit 5.1)
         24.1     Power of Attorney (included on the signature page).

----------
(1)      To be filed by amendment.

Item 17. Undertakings.
         ------------

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided,  however,  that  paragraphs  (a)(1)(i)  and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, State of New York on this 29th day of November, 1999.

                                          NETSMART TECHNOLOGIES, INC.


                                          By: /s/ James L. Conway
                                             --------------------------
                                             James L. Conway, President and
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James L. Conway and Anthony F. Grisanti or either of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                         Title                         Date
---------                         -----                         ----


/s/ James L. Conway           President,
---------------------         Chief Executive Officer          November 29, 1999
James L. Conway               and Director
(Principal Executive Officer)


/s/Anthony F. Grisanti        Chief Financial Officer          November 29, 1999
----------------------
Anthony F. Grisanti
 (Principal Financial
 and Accounting Officer)


/s/Edward D. Bright           Director                         November 29, 1999
-----------------------
Edward D. Bright

/s/John F. Phillips           Director                         November 29, 1999
-----------------------
John F. Philips

/s/ Gerald O. Koop            Director                         November 29, 1999
-----------------------
Gerald O. Koop

-----------------------       Director
Joseph G. Sicinski

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 1999 (with respect to Note 17, April 8, 1999) with respect to the financial statements of Netsmart Technologies, Inc. (the "Company"), which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                RICHARD A. EISNER & COMPANY, LLP
New York, New York
November 30, 1999

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   We consent to the use in this Registration Statement on Form S-3 of our report dated March 26, 1998 [Except for Note 19, as to which the date is April 2, 1998], the financial statements of Netsmart Technologies, Inc. (the "Company"), which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this registration statement, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                                         MOORE STEPHENS, P.C.

Cranford, New Jersey
November 30, 1999